UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.

1-9516	Icahn Enterprises L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398766

333-118021-01	ICAHN ENTERPRISES HOLDINGS L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398767

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On January 25, 2013, Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Holdings L.P. (“Holdings”) delivered a notice of satisfaction and discharge (the “Notice”), filed herewith as Exhibit 99.1 and incorporated herein by reference, to the registered holders of outstanding Variable Rate Senior Convertible Notes due 2013 (the “Convertible Notes”) in accordance with the terms of the indenture (the “Indenture”), dated as of April 5, 2007, among Icahn Enterprises, as issuer, Icahn Enterprises Finance Corp., as co-issuer, Holdings, as guarantor, and Wilmington Trust Company, as trustee (the “Trustee”), governing the Convertible Notes. The aggregate outstanding principal amount of the Convertible Notes is $600 million, of which approximately $44 million is held by Holdings.

As set forth in the Notice, on January 29, 2013 (the “Discharge Date”), Icahn Enterprises will deposit with the Trustee, to be held in trust by it in accordance with the provisions of the Convertible Notes and the Indenture, cash in an amount sufficient to pay and discharge all indebtedness on the outstanding Convertible Notes consisting of: (a) all accrued and unpaid interest payable on the quarterly interest payment dates on April 15 and July 15, 2013, and (b) all principal and accrued and unpaid interest payable upon maturity of the Convertible Notes on August 15, 2013. On and after the Discharge Date, (a) the Indenture will be discharged and cease to be of further effect as to all Convertible Notes and Note Guarantees (as defined in the Indenture) issued thereunder and (b) holders will continue to have the right to receive payment of principal and interest on the Convertible Notes through maturity, but will no longer have the right to convert Convertible Notes into Depositary Units (as defined in the Indenture) of Icahn Enterprises.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

Exhibit No.	Description

99.1	Notice of Satisfaction and Discharge, dated January 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: January 25, 2013		By:	/s/ Peter Reck
Peter Reck Chief Accounting Officer

ICAHN ENTERPRISES HOLDINGS L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date January 25, 2013		By:	/s/ Peter Reck
Chief Accounting Officer